Exhibit 10.3

Brenmiller Energy Ltd.

Compensation Policy for Board Members and Officers

1.	Preamble

1.1.	General background

1.1.1.	The Company’s compensation policy, set forth in this document, was formulated in the context of internal proceedings based on the principles set forth hereinafter by the Board of Directors, Officers, Shareholders and any other person or body that is deemed to act on behalf of the Company by law or according to the Articles of Association of the Company.

1.1.2.	If and to the extent that pursuant to the approval of the compensation policy in accordance with the provisions of the Companies Law (as defined below), laws, regulations or any orders brought pursuant to it thereof, and exemptions in relation to any requirements or provisions, that are required to be included in the compensation policy as of the date of its approval, shall be considered as included in the compensation policy notwithstanding any other provision set forth herein, all subject to the approval of the Board of Directors.

1.1.3.	The compensation policy does not form any contractual rights for any current and/or future board member and/or other officer in the Company, and the rights and undertakings of any board member and/or officer shall be determined in an agreement between him and the company, should such be signed.

1.1.4.	The compensation policy is drafted in masculine narrative for convenience purposes only, however it applies equally and indiscriminately to both men and women.

1.1.5.	The compensation policy in no way detracts from the provisions of employment agreements and the terms of office of the Company’s officers, which were approved prior to the approval of the compensation policy for the Company’s officers. Notwithstanding the aforesaid, the existing agreements and terms as said shall be renewed and revised, and bonuses shall be approved, based on existing agreements, taking into account the provisions of the compensation policy and/or in accordance with applicable law.

1.1.6.	The approval of the compensation policy shall be valid for five years from the date that Company became a public company in accordance with Regulation 1(c) of the Companies Regulations (Concessions in the Duty to Formulate a Compensation Policy) 5773 – 2013. Pursuant to this, the compensation policy will be updated as needed, and will be approved once in three years, in accordance with the requirement of any law with respect to this matter.

The aforesaid in no way detracts from the Board of Directors’ duty to review, from time to time, the compensation policy, and the need for its adaptation to the provisions of Article 267b of the Companies Law if material changes occur in the circumstances that existed during its formulation or for other reasons. In view of the aforesaid, the Board of Directors shall regularly track the implementation of the compensation policy for the Company’s officers.

1.2.	Definitions

1.2.1.	“the Company” – Brenmiller Energy Ltd.

1.2.2.	“the Subsidiary Companies” – as specified in the Company’s prospectus and as updated from time to time in the Company’s reports to the stock exchange.

1.2.3.	“the Group” – the Company and its subsidiaries.

1.2.4.	“the Companies Law” – the Companies Law, 5759 – 1999.

1.2.5.	“the Securities Law” – the Securities Law, 5728 – 1968.

1.2.6.	“the Compensation Committee” – the compensation committee whose assembling is in accordance with the requirements of the law. An audit committee that satisfies the prerequisites determined for this by law, may serve also as a compensation committee.

1.2.7.	“Officer” – as defined in Article 1 of the Companies Law.

1.2.8.	“Terms of Office and Employment” – the terms of office and employment of an Officer in the Company, including the granting of exemption, insurance, undertaking of indemnification or indemnification, a retirement grant, and any other payment or undertaking of payment as said, conferred on account of the Officer’s office or employment in the Company.

2.	Considerations, criteria and provisions for the examination and determination of the Officer’s Terms of Office and Employment:

In the context of examining the terms of office proposed to an Officer, the Company’s approving entities shall take into account, inter alia, the following considerations:

2.1.	Binding considerations:

2.1.1.	Promotion of the Company’s goals, work plan and policy with a long-term perspective;

2.1.2.	Creating proper incentives for the Company’s Officers, taking into account, inter alia, the Company’s risk management policy;

2.1.3.	The Company’s size and the nature of its activity;

2.1.4.	In respect of the Terms of Office and Employment that involve variable components – the Officer’s contribution to the Company’s achievement of its goals and the maximization of its profits, all with a long-term perspective and in accordance with the Officer’s role.

2.2.	Matters that must be considered:

2.2.1.	The Officer’s qualifications, expertise, professional experience and accomplishments;

2.2.2.	The Officer’s position, areas of responsibility, and previous salary agreements concluded therewith;

2.2.3.	The ratio of the cost of the Officer’s Terms of Office and Employment to the cost of the salaries[1] of the rest of the employees of the Company and of the contract workers employed by the Company,[2] and in particular, the ratio to the average salary and the median salary of such employees, and the effect of the disparity between them on the labor relations in the Company;

Hereinafter is the maximum ratio of the cost of an Officer’s Terms of Office and Employment to the median and average salary of the rest of the Company’s employees and the contract workers employed by the Company:

Position	Average ratio	Median ratio
CEO	20	20
Deputy CEO or VP or some other Officer that is not a director	20	20

The Company believes that these relations are reasonable considering the Company’s size, the nature of its business activity, the expertise and skill required of the Company’s Officers and the nature of its affairs, and considering that these relations do not negatively impact the labor relations in the Company.

2.2.4.	Where the Terms of Office and Employment include variable components – the option to reduce the variable components at the discretion of the Board of Directors, and the option to set a ceiling for the value of exercise of variable equity components that are not settled in cash;

2.2.5.	Where the Terms of Office and Employment include pension grants – the period of the Officer’s office or employment, his Terms of Office and Employment during this period, the Company’s performance during said period, the Officer’s contribution to the achievement of the Company’s goals, its profit maximization, and the circumstances of the pension.

2.3.	Regarding changing variable components in the terms of office and employment:

2.3.1.	Components in the terms of office and employment will be based on a perspective of long-term performance , and based on measurable criteria ; however, the Company may determine that an immaterial part of such components or, where their total amount does not exceed three months of salary per year – all of the aforesaid components, will be granted on the basis of immeasurable criteria, in consideration of the Officer’s contribution to the Company; this sub-item shall not apply to an Officer that reports directly to the Company’s CEO;

2.3.2.	The ratio between the variable components and the fixed components, and the cap on the value of variable components on their date of payment; however, regarding variable equity components not settled in cash – their cap on their value on their date of grant;

2.4.	As per the terms to be set forth by the compensation policy, any Officer commits to return amounts that were paid to him as part of his Terms of Office and Employment , to the extent that it later found that such amounts were paid on the basis of erroneous and resulted in a restatement in the Company’s financial statements;

2.5.	A minimal holding or vesting period for variable equity components in the Terms of Office and Employment, and pursuant to appropriate incentives with a long-term perspective;

2.6.	A ceiling for pension grants.

[1]	“Cost of salary” – any payment on account of the employment, including the employer’s contributions, pension payment, car expenses, and any other benefit or payment.

[2]	“Contract workers employed at the Company” – employees of a manpower contractor of whom the Company is the actual employer, and employees of a service contractor employed to provide service at the Company; in this regard, “manpower contractor,” “service contractor,” and “actual employer” – shall all be defined in accordance with the Employment of Employees by Manpower Contractors Law 5766 – 1996.

3.	The roles of Officers in the Company to whom the compensation policy applies

The compensation policy applies to the following Officers:

3.1.	The Chairman of the Board of Directors.[3]

3.2.	The Company’s CEO.[4]

3.3.	The Deputy CEO or VP or any other Officer that is not a director;

3.4.	A director.

A transition of the Company’s Officers in any capacity (even if they are a controlling shareholder or a relative of his) from an employer-employee relationship to a service-provision relationship and vice versa, without increasing the cost of the transaction for the Company as a result of the change in the structure of the relationship, shall not require the approval of the General Meeting of Shareholders and may be approved by the Compensation Committee alone.

4.	Compensation of the Officers in the Company

i.	The Officers’ overall compensation may be compromised of several components:

4.1.	Fixed base salary – this component is designed to compensate the Officer for the services he renders the Group, and the time he invests in the performance of his role on an ongoing basis. The base salary takes into account the Officer’s skills, the requirements of the position, the areas of his responsibility and the authority he bears.

4.2.	Related terms – some are defined and set forth in applicable law (components such as pension savings, compensation provisions, loss of work capacity insurance, days of leave, sick days, convalescence etc.), some arise from market conditions or from the accepted practice in the work market relevant to the Company’s Officers (such as savings in the context of a study fund) and some are intended to make up the fixed salary and to finance or refund expenses incurred by the Officer in fulfilling his role (such as travel and cellphone expenses);

4.3.	Variable compensation – intended to compensate the Officer for his accomplishments and contribution to the achievement of the Group’s goals during the period in respect of which the variable compensation is paid. This component’s significance in the overall compensation package varies from one Officer to another based on seniority and the nature of the compensation.

[3]	As of now, Avraham Brenmiller, the Company’s controlling shareholder, functions as the active Chairman of the Board of Directors and as the Company CEO, and the compensation paid thereto is paid only on account of his office as CEO of the Company. To the extent that the Company appoints an inactive Chairman of the Board of Directors, he shall be entitled to compensation in an amount up to double the amount paid to the rest of the board members who are not a controlling shareholder or a relative of his, to whom compensation is paid in accordance with the provisions of the Companies Regulations (Rules regarding Compensation and Expenses to an External Board Member), 5760 – 2000. To the extent that Avraham Brenmiller stops serving in double capacity, and an active Chairman of the Board of Directors is appointed to the Company, the Company will take measures to update this compensation policy accordingly. Therefore, the compensation to the active Chairman of the Board of Directors will not be specified in this policy’s tables.

[4]	See footnote 3 above.

To ensure a correlation between the compensation and the contribution of the Officer, the Compensation Committee and the Board of Directors will be presented with all the components of the Officer’s compensation package when discussing the approval of each of the compensation components of an Officer.

The desirable range of the ratio between the components of the overall compensation for a given year to the Officers in the Company is as follows:

Position	Variable components (%) (Includes bonuses and capital compensation**)
CEO*	An amount equal to up to 30 monthly salaries (base + expenses)
Deputy CEO or VP or some other Officer that is not a director	For a VP – an amount equal to 30 monthly salaries (base + expenses) For other officers– an amount equal to 20 monthly salaries (base + expenses)

*	See footnote 3.

***	To calculate the variable equity components, as stated in the table above, the cumulative annual fair value of the equity compensation that will be granted to the Officers in the Company, on the date of grant, and which will be valued on the basis of the overall economic value on the date it is granted, is divided equally by the number of years to complete vesting.

ii.	For the avoidance of doubt, the ceiling for the overall annual cost in terms of an employer’s cost for all the compensation components (fixed and variable) for the Terms of Office and Employment of the Company CEO shall not exceed NIS 3m (“the Ceiling of the CEO’s costs”). Accordingly, to the extent that the CEO is entitled to variable compensation that would cause the overall cost of his annual employment to exceed the Ceiling of the CEO’s costs, the amount of the variable compensation will decrease in such a manner as to keep the overall cost within the Ceiling of the CEO’s costs. The content of this paragraph supersedes any other provision in the compensation policy.

5.	Components of Compensation

5.1.	Base salary (fixed compensation)

5.1.1.	Determining Officers’ fixed salary

The fixed salary for Officers shall be determined during the negotiations held prior to the Officer signing his contract for his position at the company. The salary shall be updated from time to time in accordance with the Company’s accepted practice, and shall be managed by the Company’s CEO or whomever is appointed to this role vis a vis the Officer; the CEO may determine the fixed salary within a range that shall be defined and approved in advance, based on the provisions set forth in this policy and subject to the provisions of the law. The level of the salary determined, within such range, shall reflect the intended Officer’s qualifications and his suitability to the requirements of the position he is intended to fill.

5.1.1.1.	Internal comparison – disparities between Officers in the Group and between them and other workers

Prior to determining/updating the salary of a new Officer, the following factors shall be taken into account, as well as their projected effect on the work relations in the Group at large and in its management:

a.	The difference in salary between the Officer and other Officers in the Group;

b.	The difference in salary between the Officer and the other employees in the Group;

c.	If there are officials that hold similar roles in the Group – the difference between the salary of the Officer and that of those that hold similar roles.

5.1.1.2.	The fixed monthly salary for Officers in the Company shall be within the range set forth hereinafter (in terms of employer[5] costs in NIS thousands):

Position	Maximum
CEO *	140
Deputy CEO or VP or some other Officer that is not a director	75

*	See footnote 3.

Notwithstanding the aforesaid, the range specified in the above chart may differ by up to 10% in the case of an Officer that is not a CEO, provided that in such a case, said deviation is brought before the Compensation Committee and the Board of Directors for approval prior to signing a binding agreement/binding addendum to an agreement.

5.1.1.3.	Principles of periodical review salary and updates

To the extent necessary and in accordance with the discretion of the Company’s management, the salaries of Officers in the Company (or any thereof who are not a controlling shareholder and/or his relative and/or the Chairman of the Board of Directors and the Company’s CEO) will be reviewed and updated, and this update will be brought to the compensation committee for approval.

An immaterial change in the Terms of Office and Employment of an Officer that answers to the CEO (who is not a controlling shareholder in the Company) within the limits set in the compensation policy, will be approved by the Company’s CEO only, provided that his Terms of Office and Employment are in line with the compensation policy. For purposes of this policy, “an immaterial change” shall be deemed up to 10% of the cumulative total annual cost of the Officer during the period for which this compensation policy is in place, provided that it does not exceed the ceilings set forth in this policy.

5.2.	Annual bonus (variable compensation)

The Officers in the Company may be entitled to an annual bonus in accordance with a bonus plan which shall be brought before the Compensation Committee and the Board of Directors for approval (“the Bonus Plan”).

5.2.1.	Eligibility

Where the minimum threshold for distribution of the annual bonus is not achieved, an annual bonus will not be distributed to the Officers.

[5]	The fixed salary, for purposes of this table, was calculated in terms of employer costs (and in the case of an Officer that receives the compensation as management fees – the full amount of the fixed management fees), and it therefore includes also the related terms as specified in Article 5.4 hereinafter.

Notwithstanding the aforesaid, the Board of Directors are entitled to approve, in exceptional cases, pursuant to the recommendation of the Company’s CEO, the granting of a partial bonus despite the minimum threshold’s not being achieved, at a maximum amount of 3 months’ salary. The aforesaid shall apply in circumstances in which, in view of the Officer’s efforts and his considerable dedication to the role over the past year, it is decided that the Officer should be conferred the bonus in the context of officer compensation, despite the minimum threshold’s not being achieved, in order to incentivize him and compensate him for his investment in the Company.

5.2.2.	The Bonus Plan will include conditions for payment of the bonus in whole or in part:

The bonus paid to the Officers shall be paid in accordance with the Group’s performance over the past year and will be derived from the Company’s business and financial performance and/or the profitability level it achieved and/or the scope of sales it made and/or the Officers’ personal contributions to these achievements and/or from any other one of the following factors, as defined by the Board of Directors: sales; gross profit; operating profit; profit before tax; profit before tax and deductions (EBIDTA); net profit; meeting budget targets (sales and/or profitability); Return on Equity; all either in respect of the Company as a whole or in the context of the Group’s activity. In any event, the bonus shall not exceed the amount stated below in respect of the Officers in the Company:

Position	Maximum annual bonus (In NIS thousands, in terms of employer costs)
CEO	2,500[6]
Deputy CEO or VP or any other Officer (that is not a director)	1,000 (for Deputy CEO) 600 (for other Officer)

5.2.3.	Qualitative factors

The qualitative factors in accordance with which the bonus granted to an Officer is calculated, and their relative significance, includes group factors and in respect of some of the Officers and individual factors. The goals for the group factors will be set for a period of at least one year. Moreover, the qualitative factors will include measurable components directly influenced by the activity of each Officer or the activity of the unit that answers to such Officer, and will include, inter alia, the performance of the organizational unit to which the Officer belongs and his personal performance on the level of business, operation and management. Each officer should have set a maximum of five measurable objectives.

[6]	Subject to Article 4ii above.

The qualitative factors may be, for example:

a.	Achievement of milestones in significant projects and/or in the development, licensing and planning proceedings of significant projects;

b.	Contribution to the achievement of strategic goals in the Officer’s area of operation;

c.	Signing agreements and transactions in the Company’s area of operation, on the basis of indicators and of a scope which shall be defined annually;

d.	Achievement of regulatory goals and goals related to the Company;

e.	Contribution to the signing of financing agreements such as senior debt and/or debt transactions, etc., for the establishment of projects, investment in existing projects and project development;

f.	Achievement of savings goals in project budgets, operation expenses, holding and development expenses, etc.

5.2.4.	Quantitative factors

As long as it is not decided otherwise by the authorized Board of Directors, Officers, Shareholders and any other person or body that is deemed to act on behalf of the Company by law or according to the Articles of Association of the Company, hereinafter is a list of the quantitative factors that shall apply to the measurable bonuses for the Officers in the company:

a.	CEO – the bonus amount will be derived from the Company’s annual consolidated profit before tax (the “Annual Profit”). The Compensation Committee and the Board of Directors (and the General Meeting of Shareholders – to the extent that this pertains to an Officer who is a controlling shareholder or a relative of his) will set a minimum annual threshold below which he shall not be entitled to any bonus, and they shall also be entitled to set a sliding-scale threshold. To the extent that the Annual Profit is beyond the threshold set (including in the event that a sliding-scale threshold is set), the CEO shall be entitled to a bonus of up to 5% of the Annual Profit and no more than the ceiling detailed in the table above. Alternatively, the Compensation Committee and the Board of Directors shall be entitled to set other measurable factors for the compensation policy, of the factors specified in Article 5.5.5, including percentage of sales, percentage of EBITDA, etc. and in such an event, the bonus will be derived from that factor selected or the combination of several factors. In the event that a bonus is paid from Annual Profit, the Compensation Committee and the Board of Directors will be given the discretion to eliminate from the – for purposes of calculating whether the bonus threshold is met and/or calculating the bonus – specific income and/or non-recurring profit that is not part of the Company’s usual course of business, so that the bonus amount may be lower than its amount without said elimination.

Moreover, the CEO may be entitled to a discretionary bonus, at a maximum amount of 3 months base salary at one year, with the approval of the Company’s General Meeting of Shareholders (to the extent this relates to an Officer that is not a controlling shareholder).

For the avoidance of doubt, the amount of the bonus, including its immeasurable components, shall not exceed, in any event, the maximum bonus to which the Company CEO is entitled, as specified in the table above.

b.	Deputy CEO, VP or any other Officer (that is not a director) – the bonus amount will be derived from the Company’s Annual Profit. The Company’s authorized Board of Directors, Officers, Shareholders and any other person or body that is deemed to act on behalf of the Company by law or according to the Articles of Association will set a minimum annual threshold below which he shall not be entitled to any bonus, and they shall also be entitled to set a sliding-scale threshold. To the extent that the Annual Profit is beyond the threshold set (including in the case where a sliding-scale threshold is set), the Officer shall be entitled to a bonus of up to 1% of the Annual Profit which shall not exceed the ceiling specified in the table above. Alternatively, the Compensation Committee and the Board of Directors shall be entitled to set other measurable factor, of the factors specified in Article 5.2.2 of the compensation policy, including percentage of sales, percentage of gross profit, percentage of EBITDA etc., and in such a case, the bonus will be derived from the factor selected or the combination of several factors. Where a bonus is paid from the Annual Profit, the Compensation Committee and the Board of Directors shall be conferred the discretion to eliminate from the profit, for purposes of calculating whether the bonus threshold is met and/or calculating the bonus, specific income and/or non-recurring profit that is not part of the Company’s ordinary course of business, so that the bonus amount may be lower than its amount without said elimination.

Notwithstanding the aforesaid, it is clarified that the bonus amount may be based, in full, on immeasurable qualitative indicators.

It is clarified that the amount of the bonus, including its immeasurable component, shall not exceed, in any event, the maximum bonus amount to which the Deputy CEO or VP or some other Officer (that is not a director) is entitled, as specified in the table above. This applies as long as it is not decided otherwise by the authorized Board of Directors, Officers, Shareholders and any other person or body that is deemed to act on behalf of the Company by law or according to the Articles of Association.

5.2.5.	Non-recurring bonus

In accordance with the provisions of the law, the Company is entitled to decide to grant a non-recurring bonus on account of marked effort on the part of an Officer in the Company, in the context of making a transaction and/or some other action such as an IPO and/or the purchase of an operation and/or asset, the sale of an operation, mergers, the sale of the Company or a substantial part of its assets, the purchase of a company, activities pertaining to implementation and/or adaptation pursuant to special regulatory changes, a strategic partnership agreement, signing a significant agreement with a client/supplier, significant savings in the Company’s expenses etc. (“a Non-recurring Bonus”).

The amount of the Non-recurring Bonus shall not exceed the amount of 3 monthly based salaries of the Officer to whom this Bonus is granted. In respect of the Company’s CEO, the Non-recurring Bonus for a particular year, together with the discretionary bonus, shall not exceed 3 monthly base salaries.

The restrictions set forth in this policy regarding the date of payment of the bonus and the return of surplus payments in the event of an error shall apply to the payment of a Non-recurring Bonus.

5.2.6.	General provisions

The Board of Directors is entitled to decide to change the goals for any of the Officers in the Company pursuant to the recommendation of the Compensation Committee, at any time it chooses in the course of that year, if there are extraordinary circumstances (for example – a change of position in the course of the year, entry of new transactions that require the Officer to shift his administrative attention thereto) or substantial events that occur, which justify changing the goals, even retroactively, in the manner deemed necessary in light of the extraordinary circumstances or events, all without infringing on the interest of the Company.

5.2.7.	Manner of calculation of bonus distribution

The bonus for each of the Officers shall be determined on the basis of the Officer’s achievement of the goals set therefor for up to a year (or more, if so, determined in the plan), ending in the year on account of which the bonus is paid.

5.2.8.	Option to reduce bonus – the Board of Directors has the authority to reduce the amount of the bonus actually paid, taking into account the Company’s financial condition on the date the bonus is approved and/or exceptional and unanticipated events and/or circumstances that may negatively impact the Company’s financial condition in the future.

The Officers’ annual bonuses shall be paid to the Officers immediately pursuant to the approval of the annual financial statements and calculation of the annual bonuses as specified above.

5.2.9.	Option to return parts of the bonus paid to the Officer

The Bonus Plan shall include a proviso under which each Officer entitled to a bonus commits to return the bonus or part thereof to the Company, as the case may be, to the extent that it emerges in the course of a three-year period pursuant to the date of payment of this bonus, that the bonus was calculated on the basis of information later found to be erroneous and resulted in a restatement in the Company’s financial statements. This return proviso shall not apply in the event of a restatement of the Company’s financial statements arising from a change in accounting standards.

5.3.	Equity compensation

5.3.1	Subject to receiving the approvals of the Company’s authorized Board of Directors, Officers, Shareholders and any other person or body that is deemed to act on behalf of the Company by law or according to the Articles of Association, the Company shall be entitled to propose to the Officers to participate in a Company plan for the grant of equity compensation, including Company share options, shares, restricted shares, restricted share units, phantom share options, etc. The equity compensation will be granted in accordance with the plan in force at the time of grant of the equity compensation, as shall be adopted from time to time and in accordance with the following principles:

5.3.1.1	The maximum financial value (on the date the Board of Directors decides to make the allotment) of the sum total of all the options granted to an Officer in a calendar year shall not exceed (together with the annual bonus as stated in Article 5.2.2 above) the rates specified in the table in Article 4.3 above.[7]

5.3.1.2	The exercise price – in the event of exercising options, the price of exercise shall not fall below the price of the share on the date the Board of Directors decides to make the grant, in a manner that provides proper incentive to maximize the Company’s value in the long term, and in any event, it shall not fall below the average price of the Company’s shares on the Tel Aviv Stock Exchange during the 30 trading days that preceded the Board of Directors’ decision to grant the options. Without detracting from the generality of the aforesaid, it is clarified that subject to the decision of the Company’s Board of Directors, under circumstances in which the allotment of the securities to a certain Officer requires the approval of the General Meeting of Shareholders, the exercise price may be calculated, in accordance with the above principles, in relation to the date of the General Meeting of Shareholders’ approval. Moreover, under circumstances in which there is determined in the specific plan of a particular Officer a specific date of grant which is later than the date of approval of the Board of Directors or the General Meeting (as the case may be), the exercise price shall be calculated in accordance with the above principles, in relation to the date of grant determined in the plan.

[7]	In respect of the CEO – subject to Article ii4 above.

5.3.1.3	Vesting – the vesting period shall be no less than three years, where installment vesting is given (with or without a cliff, and the rest of the installments – in a linear manner). The Company’s Board of Directors is entitled to determine that where there occurs an acceleration event, as shall be defined by the Board of Directors, or as a result of termination of the contract due to death or disability, the vesting of all or any of the securities granted to the Officer will be accelerated.

5.3.1.4	The life of the option – the duration of the life of the options shall not exceed 10 years from the day their date of grant, and the Company’s Compensation Committee and Board of Directors will stipulate provisions regarding the expiration of all or any of the options in the event that the Officer’s employment in the Group is terminated and/or he stops providing services to the Group.

5.3.1.5	The maximum extent of dilution of the securities that are granted in the context of said plan, during the period in which such compensation policy is in force, shall not exceed the rate of 15% of the Company’s issued share capital (with full dilution) upon the grant of the securities and in consideration thereof.

5.3.1.6	Moreover, the Company can set a mechanism in accordance with which, on the exercise date, the holder of the securities will receive the benefit to which he is entitled, in an amount equal to the difference between the price of the Company’s shares on the exercise date and the exercise price set for the securities, without being required to actually pay the exercise cost (the cashless mechanism).

5.4	Related terms and additional benefits for the Officers

To the extent that the Officer’s Terms of Office and Employment include stipulations pertaining to the matters specified hereinafter, they will be determined in accordance with the relevant considerations and criteria set forth in Article 2 above, as per the instructions below:

5.4.1	Pension provisions – the Company will make contributions to a pension fund, director’s and officers’ insurance, and a study fund in accordance with the provisions of the law or the generally accepted practice that applies to this matter.

5.4.2	Income protection insurance – the Company will have the Officer insured with income protection insurance. The Company’s contributions to income protection insurance shall not exceed the rate of 2.5% of the Officer’s fixed salary.

5.4.3	Study fund – the Company and the Officer shall be entitled to make monthly contributions to a study fund from the monthly salary, in the amounts stated in the employment agreement.

5.4.4	Car – the Company shall be entitled to provide a car at the Officer’s disposal for purposes of his fulfillment of his role, or to reimburse him for travel expenses or to provide the Officer with payment in lieu of providing a car at his disposal. To the extent that the Company provides a car at the Officer’s disposal as said, the Company shall bear its maintenance expenses (subject to the Company’s policy as determined from time to time) including a full tax deduction

5.4.5	Cell phone – the Company shall be entitled to provide a cell phone at the Officer’s disposal, for his use, in accordance with its rules as shall be determined from time to time. The Officer shall be entitled to full reimbursement of the expenses he incurs in holding and using the cellphone, subject to the Company’s rules as shall be determined from time to time. For tax purposes, the Company shall be entitled to deduct the value of the benefit for the Officer.

5.4.6	Annual leave – the Officers shall be entitled to annual leave as determined in the individual employment agreements signed with each of the Officers.

5.4.7	Sick leave – the Officers shall be entitled to sick days as set forth in the individual employment agreements signed with each of the Officers. The Officers’ right to accrue sick days shall be in accordance with the Sick Pay Law, 5736 – 1976.

5.4.8	Convalescence – the Officers will be entitled to convalescence days and to the value of convalescence days in accordance with the general extension order in the market which extends the provisions of the agreement signed between the Coordination Bureau of Economic Organizations and the Histradrut Labor Federation, and in accordance with the general practice in the Group.

5.4.9	Other benefits – the Company shall be entitled to grant the Officer from time-to-time additional reasonable related terms and other benefits (such as a holiday gift, medical/dental insurance, annual medical screening tests, a professional literature subscription, trainings, continuing education programs, professional body membership fees etc.) all in accordance with the accepted practice in the Company and its policies in respect of such matters.

5.4.10	Terms of office termination – each of the Officers is entitled to advance notice as set forth in the individual employment agreements signed with each of the Officers, and to no more than an advance notice period of 6 months.

Throughout the period of advance notice, the Officer will continue to work at the relevant Company until termination of the advance notice period, unless the Company chooses not to employ him during this period or to employ him for a shorter period.

5.4.11	Adjustment period – the Company shall be entitled to provide an adjustment period for an Officer, to be set individually (if at all), with respect to each Officer, inter alia, in reference to the parameters specified in Article 2 above, in the course of which the Officer will be entitled to retain his Terms of Office and Employment as stated above, without his having to actually continue filling his role in the Company, which shall not exceed 8 months for the CEO and up to 6 months for other Officers, together with the advance notice.

5.4.12	The Officers shall undertake standard nondisclosure and non-compete commitments.

5.4.13	Severance pay – the Officers will be entitled to severance pay under the Severance Pay Law, 5723 – 1963 and subject to the Company’s discretion, as determined in the context of the Officers’ employment agreements.

5.4.14	Expense reimbursement – the Officers will be entitled to a refund/payment of reasonable expenses they actually paid in the context of their role in accordance with the Company’s policy as shall be determined from time to time. There is no ceiling for the total of this monetary refund.

5.4.15	Retirement grant – the Officers in the Company shall not be entitled to pension grants in connection with the termination of their work in the Company.

5.4.16	Liability, indemnification and exemption insurance – the Company shall be entitled to insure the liability of the Officers that serve and/or that shall serve from time to time, with director and officer liability insurance, including for directors who are a controlling shareholder or a relative thereof. Moreover, as per the decision of the Compensation Committee, the Company shall be entitled to grant the Officers or to any one of them an indemnification and/or exemption letters drafted in accordance with the text customarily used in the Company as it shall be from time to time.

5.4.16.1	Without detracting from the aforesaid, the Officers will be covered by director and officer liability insurance which the Company will purchase from time to time. The cumulative limit of liability in said insurance policy shall not exceed 15M USD. The cost of the premium and the amount of the access shall be with accordance with market conditions at the time the policy is drafted. The Compensation Committee will determine the amounts of the premium and the access in the policies that the company will purchase, depending on market conditions as they will prevail at the time of the purchase of these policies and after consulting with an expert in the field of insurance, subject to a limit of liability of the insurance in the policies as defined above.

5.4.16.2	Moreover, the Officers in the Company shall be entitled, subject to the provisions of the Companies Law and the Company’s Articles of Association, to receive insurance coverage in the context of officer insurance, including “claims made” insurance, or any other insurance coverage that applies to the Officers in the Company.

5.4.16.3	Director and officer liability insurance (run-off) – should the Company sell its operation (in whole or part) and/or in the event of the Company’s merger, spin-off, or entry into some other significant business combination, the Company will be entitled to purchase a run-off director and officer liability insurance policy for the board members and Officers that served in connection with the relevant activity, subject to the terms specified hereinafter: (a) the insurance period shall not exceed 7 years; (b) the insurance coverage shall not exceed 15M USD and shall have at least the limit of liability of the previous policy; (c) the premium borne by the Company shall not exceed 350% of the premium in the previous policy for the same limit of liability.

5.4.16.4	It should be clarified that the related terms, as stated in this Article 5.4 above, are subject to the provisions of any law including extension orders, to the extent applicable to the Group.

5.4.16.5	Any change and/or deviation from this policy shall be brought for review before the Compensation Committee and for the approval of the Company’s Board of Directors and General Meeting of Shareholders, as the case may be.

6.	Compensation to board members

External directors and other directors are compensated in accordance with the Companies Regulations (Rules on External Directors’ Remuneration and Expenses), 5760 –2000 (“the Compensation Regulations”), and the rate of the compensation shall be determined in accordance with the Compensation Regulations based on the Company’s level of equity as specified in the Compensation Regulations (as it shall be determined from time to time) and shall not exceed the maximum limit set in the Compensation Regulations.

Directors that serve also as Officers shall not receive directors’ compensation on top of the rest of their terms of compensation specified in this compensation policy.

Compensation to an inactive Chairman of the Board of Directors shall be no more than double the amount paid to the rest of the directors that are not a controlling shareholder or a relative of his, who are paid compensation in accordance with the Companies Regulations (Rules on External Directors’ Remuneration and Expenses), 5760 –2000. To the extent that Avraham Brenmiller stops serving in double capacity and is appointed as the Company’s active Chairman of the Board of Directors, the Company will update this compensation policy accordingly.